Exhibit 99.1

Friday, July 19, 2019
FOR IMMEDIATE RELEASE

Washington Federal Bank Announces the Appointment of Former Executive
Linda Brower to its Board of Directors

SEATTLE, WASHINGTON - Washington Federal, Inc. (NASDAQ: WAFD) today announced the appointment of Linda Brower to its Board of Directors, effective July 22, 2019. Brower, age 66, is the former Executive Vice President and Chief Administration Officer at Washington Federal Bank from 2003 until her retirement in 2016. Her extensive banking career spans four decades including past leadership roles at Bank of America and US Bank.
Chairman of the Board Thomas Kelley commented, “We are honored to have Linda return to Washington Federal where she accomplished so much and where she can now assert her wealth of banking knowledge to help guide our organization’s growth. Linda is highly respected as an accomplished leader and we welcome her tenacity as we evolve into a digital first bank.”
President and CEO Brent Beardall added, “I had the pleasure of working with Linda on our Executive Management Committee for 13 years and value her skillfulness in solving problems and making everybody around her a better employee. Having started her career as a teller, she brings a unique perspective on how to drive value for all our stakeholders. We are all excited to have her voice back at WAFD.”
Washington Federal, Inc. is the parent company of Washington Federal Bank, N.A., a national bank that provides consumer and commercial deposit accounts, insurance products, financing for small to middle market businesses, commercial real estate and residential real estate, including consumer mortgages and home equity lines of credit. Established in 1917, the Company operates 235 branches in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. To find out more about the Company, please visit the website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.
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Contact:
Brad Goode
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
(206) 626-8178